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                                                                    EXHIBIT 10.1

                     BIOREX KUTATO ES FEJLESZTO RT. ("V.A.")

                    BRX RESEARCH AND DEVELOPMENT COMPANY LTD

                                       and

                                CYTRX CORPORATION

                        ASSET SALE AND PURCHASE AGREEMENT

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                        ASSET SALE AND PURCHASE AGREEMENT

      THIS AGREEMENT is made as of the 4th day of October, 2004

      BETWEEN:

(1) BIOREX KUTATO ES FEJLESZTO RT. ("V.A.") (Company number 01-10-041448) whose registered office is at 1065 Budapest, Bajcsy-Zsilinszky ut 37 (the "Seller");

(2) BRX RESEARCH AND DEVELOPMENT COMPANY LTD whose registered office is at 200 Aldersgate Street, London EC1A 4JJ, UK (the "Shareholder"); and

(3) CYTRX CORPORATION, a Delaware corporation with a principal address of 11726 San Vicente Blvd. Suite 650 Los Angeles, California 90049 (USA) (the "Purchaser" and, jointly with the Seller and the Shareholder, the "Parties").

      RECITALS:

      The Seller has agreed to sell the Assets (as defined below), the Purchaser has agreed to purchase the Assets (as defined below) and Shareholder has agreed to the obligations contained herein all on and subject to the terms of this Agreement.

      IT IS AGREED:

1.    DEFINITIONS

            In this Agreement:

1.1 except where the context otherwise requires the following words and expressions shall have the following meanings:

            "ASSETS" means the Patents and Patent Applications, inventory of manufactured lead compounds, physical library of compounds, detailed patient databases, submissions to regulatory

                                      C-1
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      authorities, correspondence and/or documents to and from regulatory authorities, correspondence and/or documents with any third party related to the process development or manufacture of all products and/or intermediates, scientific data derived from mechanism of action studies and archives of study reports including clinical, pharmacology, toxicology, biology and chemistry studies, the notebooks used during the research leading up to the Patent applications and the Patent Applications and all other documentation related to the research, Patents, the Patent Applications and the compounds being the subject thereof as listed in Schedule A to this Agreement and the corporate name "Biorex Kutato es Fejleszto Rt." and the Seller's trademarks.

            "BILL OF SALE" means the bill of sale in substantially the format as set out at Schedule B to this Agreement;

            "BUSINESS DAY" means a day which is not a Saturday, Sunday or an official bank holiday both in California, USA and Budapest, Hungary;

            "CLOSING" means completion of this Agreement, including the issuance by the Seller of an irrevocable wire transfer (and the delivery to the Seller of the indentification number of the wire transfer) for the Purchase Payment, in accordance with its terms;

            "CLOSING DATE" means any date on or before October 8, 2004, on which the Closing occurs,

            "ENCUMBRANCES" means any and all liens, charges, security interests, options, adverse claims, litigation, mortgages, pledges, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever;

            "INVENTIONS" means the inventions that are the subject matter of the Patent Applications;

            "PATENT APPLICATIONS" means the applications for patents set out in Schedule A to this Agreement and each and any of them, which applications constitute all applications for patents filed by the Seller;

            "PATENTS" means the issued patents set out in Schedule A to this Agreement and each and any of them, which patents constitute all patents owned by the Seller;

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            "RIGHTS" means all the rights, titles, interests and other matters assigned or purported to be assigned pursuant to Section 2;

            "THIRD PARTY" means a person other than a party to this Agreement;
      and

            "WARRANTIES" means the warranties of the Parties set out at Section 4 and all statements contained in any schedule hereto.

1.2   the singular includes the plural and vice versa.

2.    THE CLOSING, SALE AND PURCHASE

2.1 The Closing of this Agreement shall take place on the Closing Date at the offices of Gide Loyrette Nouel/Gaal, Molnar & Ferenczy Ugyvedi Iroda in Budapest, Hungary.

2.2 On the Closing, subject to the terms and conditions of this Agreement, (i) the Purchaser shall pay to the Seller consideration of three million U.S. dollars (3,000,000 USD) (the "Purchase Payment") by initiating an irrevocable bank transfer to the bank account of the Seller (account no.
      Bank: Deutsche Bank Rt Bank; Address: Hold u. 27., H-1054 Budapest, Hungary; Account: Biorex Research and Development Co. Rt.; Account No:
      16300000-04005518-00040014 (USD); Swift Code: DEUTHU2B IBAN:HU64 1630 0000
      0400 5518 0004 0014) or as otherwise agreed by the Parties and (ii) in consideration of the Purchase Payment and upon and subject to the receipt of such amount as cleared funds on the above bank account, the Seller shall on the Closing Date sell, convey, assign, transfer and deliver automatically without any need to take any further steps on the Closing to the Purchaser all of the Assets, which shall be free and clear of any Encumbrance (other than as disclosed in any of the Schedules to this Agreement):

            The conveyance of the Assets shall include as to the Rights the following:

      (a) the Patents, all the right, title and interest therein and all the rights, powers, privileges and immunities conferred on the proprietor thereof by the grant of the Patents;

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      (b)   the Patent Applications, all the right, title and interest therein and all the rights, powers, privileges and immunities arising or accrued therefrom with the intent and to the extent that the grant of patents pursuant to the Patent Applications shall be in the name of and shall vest in the Purchaser;

      (c) the right to sue for damages and other remedies in respect of any infringement of the Patents before as well as after the date of this Agreement (with any such incidents of infringement of any Patent known to the Seller on the date hereof as set out in Schedule C to this Agreement) and the right to sue for damages and other remedies in respect of any acts carried out by another person within the scope of the claims of any published specification of the Patent Applications before as well as after the date of this Agreement, together with all consulting or other agreements relating to such claims (with any such agreements being set forth in Schedule A to this Agreement);

      (d) all of the Seller's rights to apply for, prosecute, obtain patents, and claim priority from (i) Patent Applications listed in Schedule A and any applications based thereon or claiming priority thereto;
            (ii) any patents issued from any such applications described in (i) above anywhere in the world; (iii) any divisions, registrations, confirmations, reissues, re-examinations, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions or renewals entitled to claim priority to any such patent applications or patents described in (i); and (iv) all national, regional and foreign counterparts or other forms of protection, including supplementary protection certificates, directed to the inventions covered by the Patents or Patent Applications listed in Schedule A;

      (e)   all other Assets not specifically listed in Section 2.2(a) through
            (d) above, as listed in Schedule A to this Agreement.

      If requested by the Purchaser, the Seller agrees to hold at its facilities the documents and all other tangible materials included in the Assets for the account of the Purchaser for a period of thirty days after the Closing Date at no additional charge to the

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      Purchaser. The Purchaser shall have full access to such materials in the
      Seller's possession, and the Seller shall deliver such materials to the Purchaser or its designee when requested by the Purchaser. All costs of moving the materials from the Seller's facilities, including all shipping and packaging costs, will be borne by the Purchaser.

2.3   MILESTONE PAYMENTS

      (a) Subject to Sections 2.3(c) and 2.3(e) below, after the Closing, the Purchaser shall make the following cash payments to the Seller, or its designee(s), as additional consideration for the Assets:

            (i) Five hundred thousand U.S. dollars (500,000 USD) within 30 days following the filing by the Purchaser (or any of its affiliates) of each investigational new drug application (IND) with the U.S. Food and Drug Administration ("FDA") or the equivalent regulatory agency of any other country for any product that could not be commercialized without using or infringing any of the Patents or Patent Applications; provided, however, that the amount of the first payment made pursuant to this Section 2.3(a)(i) (but not any subsequent payments pursuant to this subsection), if any such payment becomes payable, shall be increased by 10% per year (and a pro rata portion of such 10% for any partial year) after the second anniversary of this Agreement.

            (ii) One million U.S. dollars (1,000,000 USD) within 30 days following the commencement of each Phase III trial by the Purchaser (or any of its affiliates) that is approved by the FDA or the equivalent agency of any other country for any product that could not be commercialized without using or infringing any of the Patents or Patent Applications.

            (iii) Two million six hundred fifty thousand U.S. dollars (2,650,000
                  USD) within 30 days following the receipt by the Purchaser (or any of its affiliates) from the FDA or the equivalent regulatory agency of any other country of each marketing approval for any new drug application (NDA)

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                  for any product that could not be commercialized without using or infringing any of the Patents or Patent Applications.

      (b) Subject to Section 2.3(c) below, in the event that the Purchaser (or any of its affiliates) licenses any Patent or Patent Application to any third party that is not an affiliate of the Purchaser, the Purchaser (or such affiliate) shall remit to Seller, or its designee(s), any milestone payments received by the Purchaser in respect of such Patents or Patent Applications within 30 days following receipt thereof.

      (c) The aggregate payments under Section 2.3(a) and 2.3(b) shall in no event exceed four million one hundred fifty thousand U.S. dollars (4,150,000 USD). If the Purchaser has paid such amount in the aggregate pursuant to Sections 2.3(a) and 2.3(b), the parties acknowledge and agree that the Purchaser shall have no obligation to make any further payments pursuant to those Sections.

      (d) For the avoidance of doubt, the parties acknowledge and agree that no purchaser or licensee of any Asset shall have any obligation to make any payments pursuant to Sections 2.3(a) or 2.3(b), and the Purchaser shall have no obligation to make any payments as a result of any actions taken by or approvals received by any such purchaser or licensee except as expressly set forth in this Agreement.

      (e) If the Purchaser has already made a payment pursuant to Section 2.3(a) with respect to a filing, commencement of a clinical trial or receipt of regulatory approval in a particular jurisdiction, no further payment shall be required by Section 2.3(a) in connection with a substantially similar filing, commencement of a clinical trial or receipt of regulatory approval in another jurisdiction for the same product.

2.4   SALES OF ASSETS

      (a) Subject to the provisions of this Section 2.4 (b) in the event that the Purchaser (or any of its affilates) sells any Assets to a third party that is not an affiliate of the Purchaser (an "Asset Sale"), the Purchaser (or the applicable affiliate) shall make the following cash payments to the Seller, or its designee(s):

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            (i)   Within 30 days of the consummation of any such Asset Sale, an amount equal to 15% of the difference, if a positive number, between (x) the aggregate Net Proceeds of such Asset Sale and any prior Asset Sale(s), minus (y) the sum of (i) the amount of the Purchase Payment plus (ii) the aggregate amount of all payments actually made by the Purchaser pursuant to Section 2.3(a) and 2.3(b). Only one payment shall be made pursuant to this Section 2.4(a)(i).

            (ii) If any payment has been made pursuant to Section 2.4(a)(i), within 30 days of the consummation of any Asset Sale subsequent to such payment, an amount equal to 15% of the difference, if a positive number, between (x) the Net Proceeds of such Asset Sale, minus (y) the aggregate amount of any payments actually made by the Purchaser pursuant to Sections 2.3(a) and 2.3(b) since the date of the latest payment made by the Purchaser pursuant to either Section 2.4(a)(i) or 2.4(a)(ii).

      (b) If the Purchaser has paid four million one hundred fifty thousand U.S. dollars (4,150,000 USD) in the aggregate pursuant to Sections 2.3(a) and 2.3(b), the parties acknowledge and agree that the Purchaser shall have no obligation to make any further payments pursuant to this Section 2.4.

      (c) Notwithstanding anything to the contrary herein, the term "Asset Sale" shall not include a sale of all or substantially all of the assets of the Purchaser if this Agreement is assumed in its entirety by the purchaser of those assets.

      (d) For purposes of this Section 2.4, "Net Proceeds" shall mean the cash sale proceeds actually received by the Purchaser in connection with an Asset Sale, less documented transaction costs and expenses incurred with such Asset Sale (including attorney's fees and investment banking fees). In the event that an Asset Sale also includes the sale of assets that were not purchased pursuant to this Agreement, then the Net Proceeds of such Asset Sale for purposes of this Section 2.4 shall be the portion of the cash sale proceeds allocated by the Purchaser to the portion of the sold assets that constitute Assets hereunder, less

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            a pro rata portion of the documented transaction costs and expenses.
            Such allocation will be made by the Purchaser in good faith based on its estimate of the fair market value of the sold assets. The Purchaser shall notify the Seller, or its designee, of such allocation promptly following consummation of any such Asset Sale.
            If the Seller, or its designee, disagrees with such allocation:

            (i) Seller, or its designee, shall promptly, but in no event later than 10 business days following receipt of the notice of allocation from the Purchaser, send a written notice (a "Dispute Notice") to the Purchaser setting forth in reasonable detail the basis for the dispute. If no such notice is received by the Purchaser within such 10 business day period, then the allocation of proceeds determined by the Purchaser shall be deemed to have been accepted by the Seller, and shall become final and binding upon the parties hereto for purposes of calculating amounts payable pursuant to Section 2.4.

            (ii) Upon delivery of any Dispute Notice, the Seller (or its designee) and the Purchaser shall submit to an Independent Accounting Firm (as defined below) for a determination of the proper allocation of the proceeds of the Asset Sale, based on the fair market value of the sold assets. The determination of the Independent Accounting Firm shall be binding on the parties hereto for purposes of calculating amounts payable pursuant to Section 2.4.

            (iii) "Independent Accounting Firm" means (i) an independent certified public accounting firm in the United States or in the United Kingdom of national recognition mutually acceptable to Seller and Purchaser or (ii) if Seller and Purchaser are unable to agree upon such a firm within five (5) days, then each party shall select one such firm and those two firms shall select a third firm, in which case "Independent Accounting Firm" shall mean such third firm.

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            (iv)  The cost of the Independent Accounting Firm's review and determination shall be paid by the Seller, or its designee.

2.5 The corporate name, "Biorex Kutato es Fejleszto" and the Biorex trademark, as items within the definition of the Assets, shall be transferred to the Purchaser by the end of the Warranty Period (as defined at section 5.2 below).

2.6 Between the signing of this Agreement and the Closing, neither the Seller nor the Shareholder shall engage in any discussions with any Third Party concerning the sale or other disposition of any of the Assets or take any other action inconsistent with completing the sale of the Assets to the Purchaser. The Seller shall advise the Purchaser of any communications that it has with any Third Party with respect to the foregoing during this period.

2.7 All revenues or income and expense or liabilities in relation to the Assets, including maintenance costs of the Patents and Patent Applications (which are recurring or periodic in nature), shall be allocated between the Purchaser and the Seller as of the Closing Date, such that the Seller is entitled to the revenues or income and responsible for the expenses and liabilities relating to the period ending on the Closing Date, and the Purchaser is entitled to the revenues or income and responsible for the expenses and liabilities relating to the period commencing after the Closing Date. The Parties agree that there is no revenue or income that has accrued with respect to any of the Assets through the Closing Date that will be allocated to the Seller and that all income generated after the Closing Date through the use or sale of any of the Assets will be the sole property of the Purchaser.

2.8 Following the end of the Warranty Period (as defined at section 5.2 below), the Purchaser or any of its affiliates shall have the sole and exclusive right to use the name "Biorex Kutato es Fejleszto" or any similar name that includes the term "Biorex".

2.9 The Purchaser shall not assume any of the existing debts of the Seller or any other liabilities of the Seller relating to the Assets that have accrued through the Closing Date,

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      all of which shall remain the obligation of the Seller and shall be paid or otherwise discharged in full by the Seller.

2.10 The Parties shall, at Purchaser's cost and risk, within a reasonable period of time after the Closing Date, make arrangements for the shipping, storage or disposal (upon written instructions from the Purchaser and at Purchaser's cost) of the Assets and the Purchaser shall bear all costs and risks to the Assets following the Closing Date.

2.11 The Seller will provide the Purchaser with audited financial statements covering the Assets for the time period through the Closing Date if such financials have already been prepared or will provide all reasonable assistance required by the Purchaser after the Closing in preparing such financial statements if the Purchaser determines that such financial statements are required under the U.S. securities laws.

2.12 If the Closing has not occurred on or before October 8th, 2004 because the Purchaser has failed to pay the Purchase Payment, this Agreement shall automatically terminate and become null and void. If this Agreement terminates because the Purchaser has failed to pay the Purchase Payment, the Purchaser agrees to reimburse the Seller for all actual third party out-of-pocket expenses (up to a maximum of USD 75,000) incurred by the Seller in connection with this Agreement during the 30 days prior to the date of this Agreement. Such payment shall be made upon the receipt by the Purchaser of an invoice setting forth such expenses in reasonable detail.

3.    FURTHER ASSURANCE

      At any time prior to the completion of the dissolution of the Seller; the Seller shall at the request and expense of the Purchaser do all acts and execute, file and/or register all documents that are reasonably necessary or desirable to vest absolute legal and beneficial ownership of the Rights in the Purchaser (or the Purchaser's nominee) or to perfect the Purchaser's (or the Purchaser's nominee's) title to the Rights anywhere in the world.

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4.    WARRANTIES

4.1 The Seller warrants at the Closing Date, with reference to the facts then existing, that:

      (a) the Seller is a corporation duly organized, validly existing and in good standing under the laws of Hungary, with full corporate power and authority to conduct its business as it is now conducted;

      (b) the Seller is and will remain solvent at all times until the completion of its dissolution; the Seller's assets are and will remain sufficient for the covering of its contractual and statutory obligations so that its final settlement will not be terminated by any governmental authority or court and no statutory liquidation could be instituted by any governmental authority or court after the date of this Agreement; and the Seller has not committed and will not commit any action during its final settlement which, in the case of a statutory liquidation of the Seller as the case may be pursuant to the previous clause, might result in the liquidator challenging the transactions entered into by the Seller during its solvent liquidation;

      (c) the Seller (i) has good, valid and marketable title to all of the Assets, (ii) is the sole beneficial and, where applicable, record owner of such Assets and (iii) shall transfer the Assets to the Purchaser free and clear of all Encumbrances;

      (d) the Seller has full power to enter into this Agreement and the execution and performance of this Agreement and any agreements ancillary to this Agreement will not violate the terms of any material agreement with any Third Party, any material law or regulation applicable to the Seller or the Assets or any of the Seller's constitutional documents;

      (e) the Seller has obtained all necessary consents and approvals to enable it to enter and perform this Agreement, and, based on the Purchaser's representations set forth at Section 4.3(d) below, no consent of the Hungarian Competition Office is required for the Closing of this Agreement;

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      (f)   the performance by the Seller of its obligations under this
            Agreement constitute valid and legally binding obligations and the Agreement is enforceable against the Seller in accordance with its terms;

      (g) the Seller is properly registered as the owner of the Patents and as the applicant for the Patent Applications and all renewal and other fees due in respect of the Patents and Patent Applications have been paid when due;

      (h) the materials and samples listed in Schedule A to this Agreement have expiry dates as set out next to each material and sample in Schedule A to this Agreement and the Seller has no reason to believe that such materials and samples are not in good and useable condition;

      (i) preclinical and clinical documents listed in Schedule A to this Agreement have been prepared in accordance with applicable regulatory requirements in all material respects;

      (j)   to the best of the Seller's knowledge, the assets referred to in
            Section 2.2(e) include all documentation related to the Patents, the Patent Applications and the compounds that are the subject thereof, and no further Assets need to be transferred to Purchaser in order for the Purchaser to enjoy the full benefit of the Patents and Patent Applications to the same extent that it is enjoyed by the Seller as of the date of this Agreement; and, except as disclosed in Schedule A, the Seller has not granted to any Third Party any license to any Patent or Patent Application;

      (k) other than as disclosed in Schedule C to this Agreement, the Seller has not received any notice of infringement from any third party or any notice challenging the validity or ownership of the Patents or Patent Applications nor does the Seller or the Seller's management have any knowledge of any such infringement or challenge as to validity or ownership relating to any of the Patents or Patent Applications;

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      (l)   each of the Schedules to this Agreement contain true, accurate and complete descriptions of the matters therein described or listed;

      (m) the Seller has no employees and the sale, transfer and delivery by the Seller of the assets listed in Section 2.2 to the Purchaser shall not make the Purchaser the legal successor to the Seller pursuant to Hungarian labor law.

4.2 The Shareholder warrants at the Closing Date, with reference to the facts then existing, that:

      (a) it is a corporation duly organized, validly existing and in good standing under the laws of England, with full power and authority to conduct its business as it is now conducted;

      (b) it is and will remain solvent at all times until the completion of its dissolution (for the purposes of this warranty, all debts of the Shareholder owed to the Seller are disregarded);

      (c)   it has full power to enter into this Agreement;

      (d) it has obtained all necessary consents and approvals to enable it to enter and perform the Agreement;

      (e) the performance of its obligations under the Agreement constitute valid and legally binding obligations and the Agreement is enforceable against the Seller in accordance with its terms;

      (f) other than as disclosed in Schedule C to this Agreement, it has not received any notice of infringement from any third party or any notice challenging the validity or ownership of the Patents or Patent Applications nor does it or any member of Shareholder's management have any knowledge of any such infringement or challenge as to validity or ownership relating to any of the Patents or Patent Applications.

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4.3   The Purchaser warrants at the date of this Agreement, with reference to the facts then existing, that

      (a) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted;

      (b) the Purchaser has full power and authority to enter into this Agreement;

      (c) the Purchaser has obtained all necessary consents and approvals to enable it to enter and perform the Agreement;

      (d) the Purchaser did not generate any turnover on its own or through its subsidiaries, directly or indirectly affiliated companies or branches in 2003 which would qualify as relevant turnover for Hungarian merger clearance purposes;

      (e) the Purchaser has not made, nor is it obligated to make any payment to any party related to the Seller or the Shareholder in connection with this Agreement, other than under Section 2.12;

      (f) the performance by the Purchaser of its obligations under the Agreement constitute valid and legally binding obligations and the Agreement is enforceable against the Purchaser in accordance with its terms;

      THE WARRANTIES IN THIS ARTICLE 4 ARE IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.    LIMITATION OF LIABILITY

5.1 Subject to the provisions of this Agreement, Seller and Shareholder each shall jointly and severally indemnify, defend and hold harmless the Purchaser, its officers, agents, servants

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      and employees against any loss, claim, liabilities, obligations, demands, cause of action or proceedings, interest or penalties recovered by third parties, costs and expenses (including reasonable attorneys' fees incurred in defense of any of the same or in asserting, preserving or enforcing any of the Rights of the Purchaser (or its nominee) arising under this Agreement), arising from any breach or non-fulfilment of the Warranties of the Seller or Shareholder or any agreement of the Seller hereunder. The total joint amount of the liability of the Seller and Shareholder in respect of any breach or non-fulfilment of the Warranties hereunder shall be limited to and in no event exceed in the aggregate three million U.S. dollars (3,000,000 USD), plus all of the amounts, if any, paid prior to expiration of the Warranty Period or subsequently payable to the Seller pursuant to Section 2.3. In the event of breach of one of the Seller's or Shareholder's Warranties which relate to an Asset described in the Bill of Sale, liability to Purchaser with respect to such breach shall be limited to an amount equal to the sum of (a) the portion of the Purchase Payment amount attributed to such Asset on the Bill of Sale, plus (b) any amount payable pursuant to Section 2.3 attributed to such Asset. The parties agree that the Purchaser may, at its option, offset any amounts owing to it pursuant to this Section 5.1 against any amounts that it owes pursuant to Section 2.3.

5.2 The Seller and Shareholder shall be under no liability whatsoever in respect of any breach or non-fulfilment of any of the Warranties of the Seller and/or Shareholder hereunder unless the Purchaser has served on the Seller a written notice within three (3) months following the Closing (the "Warranty Period") giving reasonable details of the claim. The Seller agrees that it will not complete its voluntary dissolution and will not cease to exist prior to the expiration of this three-month notice period.

5.3 The Purchaser shall give the Seller prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article 5. The Seller shall, and shall cause its affiliates to, cooperate in the defense or prosecution thereof, which cooperation shall include the retention, and the provision to the Purchaser, of records and information reasonably relevant to such third-party claim.

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5.4   If the Seller pays any sum to the Purchaser pursuant to a claim made for breach of any of the Warranties, the amount of the Purchase Payment paid by the Purchaser to the Seller for the Assets shall be deemed to be reduced by the amount of any such payment.

5.5 To the extent that any breach of the Warranties is capable of remedy, and where it is within its power to do so, the Purchaser shall afford the Seller a reasonable opportunity to remedy the matter complained of.

5.6 The Seller shall not be liable for any claim arising, or for any increased liabilities, as a result of the passing of any enactment or other measure having the force of law or a change in administrative practise which takes place after the Closing even if such change has retrospective effect, unless the Seller was aware of such measure and did not take reasonable steps to mitigate the effects of such measure on the Seller or the Assets.

5.7 For the sake of convenience and for ease of reference only, matters disclosed in the Schedules to this Agreement are listed against numbers contained in the Agreement to which the disclosure may be most likely to relate but the contents of each Schedule and of all documents and papers referred to therein shall be deemed to have been disclosed in relation to every provision of the Agreement to which they may relate, and each disclosure is given without prejudice to the generality and effectiveness of each of the other disclosures.

6.    GOVERNING LAW

      This Agreement and the jurisdiction clause contained in it shall be governed by, construed in accordance with the laws of the State of California, U.S.A. without giving effect to the principles of conflicts of law thereof. Any disputes under this Agreement shall be resolved by binding arbitration under the rules of the American Arbitration Association in Los Angeles, California.

7.    CONFIDENTIALITY

      The Parties, their employees, representatives and agents shall keep, and the Parties shall cause their respective affiliates and such affiliates' employees, representatives and agents to keep, the provisions of this Agreement strictly confidential and, except as may be required in connection with the consummation of the transactions contemplated hereby or as may be required by applicable law (including the securities laws of the United States) or otherwise determined by a court of the competent jurisdiction, shall make no disclosure thereof to any person, except the Parties' respective legal counsels, accounting and other professional advisors, without the prior written consent of the other Parties. The Purchaser may issue a press release describing the closing of this transaction and shall provide a copy of such press release to the Seller prior to the issuance of such press release.

8.    MISCELLANEOUS

8.1 This Agreement including the Schedules to this Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement. This Agreement does not confer upon any person other than the Parties hereto any rights or remedies hereunder, except that the Seller may confer the right to receive payments pursuant to Sections 2.3 and 2.4 to one or more designees who shall have the right to enforce such payment provisions. This Agreement may be amended, modified, supplemented or replaced only by written agreement of the Parties.

8.2 If any provision or provisions of this Agreement (or of any document referred to herein) is or at any time becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby. Any illegal, invalid or unenforceable provision shall be replaced by a valid one, most closely approximating to the original intentions of the Parties.

8.3 This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be taken to constitute one and the same instrument.

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8.4   Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement, including the fees and disbursements of their respective legal, accountancy and other advisers.

8.5 Any notice or other communication to be given hereunder shall either be delivered personally or sent by registered post or facsimile transmission. The address for service of each of the Parties shall be the address stated at the head of this Agreement or such other address as the Party to be served may have previously notified to the others. All notices shall be deemed to have been served as follows:

      (a)   if personally delivered, at the time of delivery;

      (b) if posted, at the expiration of 72 hours after the envelope containing the same was delivered into the custody of the postal authorities; and

      (c) if communicated by facsimile transmission, at the time of transmission,

            provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day. In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid registered letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

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Executed by the Parties on the day and year appearing above.

/s/ LASZLO BLAGA

EXECUTED by Mr. Laszlo Blaga
on behalf of BIOREX KUTATO ES FEJLESZTO RT. ("v.a.")

/s/ STEVEN A. KRIEGSMAN

EXECUTED by Mr. Steven A. Kriegsman
on behalf of CYTRX CORPORATION

/s/ MR. PETER RONA

EXECUTED by Mr. Peter Rona
on behalf of BRX RESEARCH AND DEVELOPMENT COMPANY LTD